Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2006 related to the combined financial statements of Vitrocrisa Holding, S. de R.L. de C.V. and subsidiaries and Crisa Libbey, S.A. de C.V. as of and for the years ended December 31, 2005 and 2004 appearing in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007 dated March 17, 2008 of Libbey Inc.
Galaz, Yamazaki, Ruiz Urquiza, S.C.
Member of Deloitte Touche Tohmatsu
/s/ Jorge Alberto Villarreal
C.P.C. Jorge Alberto Villarreal
Monterrey, N.L. Mexico
June 10, 2008